Annual Shareholder Meeting Results:
The Fund held its annual meeting of shareholders on June 30, 2016. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Dividend, Interest & Premium Strategy:
Re-election of Deborah A. DeCotis – Class II to serve until the annual meeting for the 2019-2020 fiscal year	79,173,625	5,356,336
Re-election of Bradford K. Gallagher – Class II to serve until the annual meeting for the 2019-2020 fiscal year	79,099,031	5,430,930
Re-election of James A. Jacobson – Class II to serve until the annual meeting for the 2019-2020 fiscal year	79,103,771	5,426,190
Election of A. Douglas Eu† - Class I to serve until the annual meeting for the 2018-2019 fiscal year	79,199,420	5,330,541
Election of Barbara R. Claussen† - Class II to serve until the annual meeting for the 2019-2020 fiscal year	79,227,119	5,302,842

The other members of the Board of Trustees at the time of this meeting, namely, Messrs. Hans W. Kertess, William B. Ogden, IV, Davey S. Scoon, F. Ford Drummond, Alan Rappaport and James S. MacLeod continued to serve as Trustees of the Fund.
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† Interested Trustee